As filed with the Securities and Exchange Commission on April 26, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACRES COMMERCIAL REALTY CORP.

(Exact name of registrant as specified in its charter)

Maryland	20-2287134
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

865 Merrick Avenue, Suite 200 S Westbury, New York 11590 516-535-0015	Mark Fogel Chief Executive Officer and President ACRES Commercial Realty Corp. 865 Merrick Avenue, Suite 200 S Westbury, New York 11590 516-535-0015
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mark E. Rosenstein, Esq.

Derick Kauffman, Esq.

Ledgewood, PC

2001 Market Street, Suite 3400

Philadelphia, PA 19103

(215) 731-9450

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share,	1,166,653 (1)	$14.945 (2)	$17,435,629.09	$1,903

(1)

Represents shares of Common Stock that may be acquired and offered for resale by the Selling Stockholders upon exercise of warrants to purchase shares of Common Stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of any stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on April 20, 2021.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 26, 2021

PRELIMINARY PROSPECTUS

1,166,653 Shares of Common Stock

This prospectus covers the resale or other disposition from time to time by the selling stockholders (the “Selling Stockholders”) identified in this prospectus of up to an aggregate of 1,166,653 shares of common stock, par value $0.001 per share (“Common Stock”), of ACRES Commercial Realty Corp. (“Acres,” the “Company,” “we” or “us”), that are issuable upon the exercise of the following warrants: (a) Initial Warrants (defined below) that were issued on July 31, 2020 pursuant to the Note and Warrant Purchase Agreement (defined below) exercisable for up to 466,661 shares of Common Stock; and (b) Additional Warrants (defined below and, together with the Initial Warrants, the “Warrants”) that may be issued pursuant to the Note and Warrant Purchase Agreement exercisable for up to up to 699,992 shares of Common Stock.

The shares of Common Stock described in this prospectus or in any supplement to this prospectus may be sold from time to time pursuant to this prospectus by the Selling Stockholders in a number of different ways and at varying prices. See “Selling Stockholders” and “Plan of Distribution.” We cannot predict when or in what amounts the Selling Stockholders may sell any of the shares of Common Stock offered by this prospectus. The registration of the shares of Common Stock under this prospectus does not necessarily mean that any of such shares will be offered or sold by the Selling Stockholders.

We are not selling any shares of Common Stock under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of shares of Common Stock by the Selling Stockholders. The Warrants may be exercised for cash by paying the exercise price of $0.03 per share of Common Stock or on a cashless basis where the number of shares of Common Stock issued upon any exercise would be reduced by that number of shares of Common Stock with an aggregate Market Price (as defined in the Warrant) equal to the aggregate exercise price payable upon such exercise. If the Warrants are exercised for cash, we would receive the net proceeds which, at the current applicable exercise price, would result in gross proceeds to the Company of approximately $14,000 for the Initial Warrants and approximately $21,000 if the Additional Warrants are issued and exercised. If the Warrants are exercised on a cashless basis, we will not receive any proceeds upon any such exercise. The terms and conditions under which the Additional Warrants are issuable are described below. See “Selling Stockholders—Note and Warrant Purchase Agreement” below.

The Selling Stockholders will pay all brokers’ or underwriters’ discounts and commissions and transfer taxes or transfer fees, if any, relating to the sale or disposition of shares of Common Stock under this prospectus as well as other expenses not included in the Registration Expenses (defined below). We are paying expenses relating to the registration of the shares with the U.S. Securities and Exchange Commission (the “SEC”) and other Registration Expenses.

Our Common Stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “ACR.” On April 23, 2021, the last reported sale price of our common stock was $15.35 per share.

An investment in these securities entails material risks and uncertainties. Before making a decision to invest in these securities, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 3 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                 , 2021

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we filed with the SEC using a “shelf” registration process. The Selling Stockholders named herein may offer and sell, from time to time, in one or more offerings the securities described in this prospectus. This prospectus provides you with a general description of our Common Stock that the Selling Stockholders may offer. To the extent required by applicable law, each time a Selling Stockholders sells shares of Common Stock under this prospectus, such Selling Stockholders will provide you with this prospectus and, to the extent required, a prospectus supplement that will contain more information about the specific terms of the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Each such prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you), if any, may also add, update or change information contained in this prospectus or in documents incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement, if any, and any related free writing prospectus, together with the information incorporated herein and therein by reference as described under the headings “Where You Can Find Additional Information; Incorporation of Documents by Reference” before buying any of the shares of Common Stock being offered. The Selling Stockholders will deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement or free writing prospectus, you should rely on the information provided in the prospectus supplement or free writing prospectus, as applicable.

You should rely only on the information contained in this prospectus, and any accompanying prospectus supplement, including the information incorporated by reference herein as described under “Where You Can Find More Information”, and any free writing prospectus that we prepare and distribute. Neither we nor the Selling Stockholders or any of our or their respective affiliates have authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any free writing prospectus related hereto that we may authorize to be delivered to you. If given or made, any such other information or representation should not be relied upon as having been authorized by us or any Selling Stockholder. The Selling Stockholders may only offer to sell, and seek offers to buy any securities in jurisdictions where offers and sales are permitted.

i

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should assume that the information in this prospectus, any accompanying prospectus supplement or any other offering materials is only accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless otherwise indicated. Our business, financial condition, results of operations and prospects may have changed since such date.

As used in this prospectus, unless the context suggests otherwise, references to “Company,” “we,” “us,” or “our” refer to ACRES Commercial Realty Corp. (formerly known as Exantas Capital Corp.) and its subsidiaries and references to the Company’s “Manager” refer to ACRES Capital, LLC, a subsidiary of ACRES Capital Corp. Our address is 865 Merrick Avenue, Suite 200 S, Westbury, New York 11590. Our telephone number is 516-535-0015.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus or which may be contained or incorporated by reference in a prospectus supplement constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

Forward-looking statements contained or incorporated by reference in this prospectus or which may be contained or incorporated by reference in a prospectus supplement are based on our beliefs, assumptions and expectations regarding our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Forward-looking statements we make in this report are subject to various risks and uncertainties that could cause actual results to vary from our forward-looking statements, including:

•	the risk factors described or incorporated by reference in this prospectus;

•	changes in our industry, interest rates, the debt securities markets, real estate markets or the general economy;

•	increased rates of default and/or decreased recovery rates on our investments;

•	the performance and financial condition of our borrowers;

•

the cost and availability of our financings, which depend in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook and general market conditions;

ii

•	the availability and attractiveness of terms of additional debt repurchases;

•	availability, terms and deployment of short-term and long-term capital;

•	availability of, and ability to retain, qualified personnel;

•	changes in our business strategy;

•	the degree and nature of our competition;

•	the resolution of our non-performing and sub-performing assets;

•	the outbreak of widespread contagious disease, such as the novel coronavirus, COVID 19;

•	our ability to comply with financial covenants in our debt instruments;

•	the adequacy of our cash reserves and working capital;

•	the timing of cash flows, if any, from our investments;

•	unanticipated increases in financial and other costs, including a rise in interest rates;

•	our ability to maintain compliance with over-collateralization and interest coverage tests in our CDOs and/or CLOs;

•	our dependence on our Manager and ability to find a suitable replacement in a timely manner, or at all, if our Manager or we were to terminate the management agreement;

•	environmental and/or safety requirements;

•

our ability to satisfy complex rules in order for us to qualify as a REIT, for federal income tax purposes and qualify for our exemption under the Investment Company Act of 1940, as amended, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	legislative and regulatory changes (including changes to laws governing the taxation of REITs or the exemptions from registration as an investment company); and

•

other factors discussed under Item IA. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2020 and those factors that may be contained in any subsequent filing we make with the Securities and Exchange Commission.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events, conditions or circumstances on which any such statement is based.

iii

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also make available free of charge through our website at www.acresreit.com., our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after they are filed electronically with the SEC. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov. Unless specifically listed under “Incorporation of Certain Documents by Reference” below, the information contained on our website or the SEC website is not intended to be incorporated reference in this prospectus and you should not consider that information a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC but that we do not include in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC (File No. 001-32733):

•	Our Annual Report on Form 10-K for the year ended December 31, 2020, or the 2020 Form 10-K;

•	our Proxy Statement on Schedule 14A, filed with the SEC on April 12, 2021 (but only with respect to information required by Part III of the 2020 Form 10-K;

•	Our Current Report on Form 8-K filed February 18, 2021; and

•

The description of our Common Stock contained in our Registration Statement on Form 8-A filed on January  25, 2006, including any amendment or report filed for the purpose of updating such description, including, without limitation, Exhibit 4.9 to the 2020 Form 10-K.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Items 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, or (ii) after the date of this prospectus until we sell all of the securities covered by this prospectus or the sale of securities by us pursuant to this prospectus is terminated.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document that is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any other than the date on the front of this prospectus or those documents.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Kyle Brengel

Vice President

ACRES Commercial Realty Corp.

865 Merrick Avenue, Suite 200 S

Westbury, New York 11590

516-535-0015

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. We have not authorized any person to provide information other than that provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. You should assume that the information in this prospectus, any prospectus supplement and any other offering materials we may use is accurate only as of the date on their respective cover pages and that any information in a document we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

The statements that we make in this prospectus or in any document incorporated by reference in this prospectus about the contents of any other documents are not necessarily complete and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus forms a part, or as an exhibit to the documents incorporated by reference. You can obtain copies of these documents from the SEC or from us, as described above.

THE COMPANY

We are a Maryland corporation, incorporated in 2005, and a real estate finance company that is organized and conducts our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Our investment strategy is primarily focused on originating, holding and managing commercial real estate, or CRE, mortgage loans and other commercial real estate-related debt investments. We are externally managed by ACRES Capital, LLC, or our Manager, a subsidiary of ACRES Capital Corp., or collectively, ACRES, a private commercial real estate lender exclusively dedicated to nationwide middle market CRE lending with a focus on multifamily, student housing, hospitality, office and industrial in top United States, or U.S., markets. Our Manager acquired our management contract on July 31, 2020 from our previous manager, Exantas Capital Manager Inc., a subsidiary of C-III Capital Partners LLC, which we refer to as the ACRES acquisition. On February 16, 2021, we amended our certificate of incorporation to change our name to ACRES Commercial Realty Corp. from Exantas Capital Corp. Our Manager draws upon the management team of ACRES and its collective investment experience to provide its services.

Our objective is to provide our stockholders with total returns over time, including quarterly distributions and capital appreciation, while seeking to manage the risks associated with our investment strategies. We finance a substantial portion of our portfolio investments through borrowing strategies seeking to match the maturities and repricing dates of our financings with the maturities and repricing dates of our investments, and, historically, we’ve sought to mitigate interest rate risk through derivative investments.

Our investment strategy targets the following CRE credit investments, including:

•	Floating first mortgage loans, which we refer to as whole loans;

•	First priority interests in first mortgage loans, which we refer to as A-notes;

•	Subordinated interests in first mortgage loans, which we refer to as B-notes;

•	Mezzanine debt related to CRE that is senior to the borrower’s equity position but subordinated to other third-party debt;

•	Preferred equity investments related to CRE that are subordinate to first mortgage loans and are not collateralized by the property underlying the investment;

•	Commercial mortgage-backed securities, which we refer to as CMBS; and

•	CRE investments.

We generate our income primarily from the spread between the revenues we receive from our assets and the cost to finance our ownership of those assets, including corporate debt and from hedging interest rate risks.

Our principal office is located at ACRES Commercial Realty Corp., 865 Merrick Avenue, Suite 200 S, Westbury, New York 11590. Our telephone number is 516-535-0015. Our internet address is www.acresreit.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

RISK FACTORS

Investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks incorporated by reference from our most recent Annual Report on Form 10-K, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Our business, prospects, financial condition or operating results could be materially harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading prices of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect our business. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the applicable prospectus supplement. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

We are not selling any shares of Common Stock under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of shares of Common Stock by the Selling Stockholders. The Warrants may be exercised for cash by paying the exercise price of $0.03 per share of Common Stock or on a cashless basis where the number of shares of Common Stock issued upon any exercise would be reduced by that number of shares of Common Stock with an aggregate Market Price (as defined in the Warrant) equal to the aggregate exercise price payable upon such exercise. If the Warrants are exercised for cash, we would receive the net proceeds which, at the current applicable exercise price, would result in gross proceeds to the Company of approximately $35,000. If the Warrants are exercised on a cashless basis, we will not receive any proceeds upon any such exercise. The terms and conditions under which the Additional Warrants are issuable are described below. See “Selling Stockholders—Note and Warrant Purchase Agreement” below. Unless otherwise set forth in a prospectus supplement, we intend to use any net proceeds we receive from the cash exercise of the Warrants for general corporate purposes, which may include, but not be limited to, refinancing or repayment of indebtedness, capital expenditures and working capital. Our management will retain broad discretion in the allocation of the net proceeds from the exercise of the Warrants for cash. Pending any of these uses, the net proceeds of the exercise will be held in bank accounts or invested in marketable securities.

SELLING STOCKHOLDERS

The Selling Stockholders and the transactions whereby the shares of Common Stock being registered under this prospectus are issuable are described below. Also described below are the nature of any position, office, or other material relationship which the Selling Stockholders have had within the past three years with the Company.

Note and Warrant Purchase Agreement

On July 31, 2020, the Company entered into a Note and Warrant Purchase Agreement (the “Note and Warrant Purchase Agreement”) with a fund managed by Oaktree Capital Management, L.P. (“Oaktree”) and Massachusetts Mutual Life Insurance Company (“MassMutual”) pursuant to which the Company may issue to Oaktree and MassMutual from time to time up to $125 million aggregate principal amount of 12% senior unsecured notes due 2027 (the “Senior Notes”) and warrants (the “Warrants”) to purchase an aggregate of up to 1,166,653 shares of Common Stock at an exercise price of $0.03 per share (subject to certain potential adjustments), for an aggregate cash purchase price of up to $125 million. The number of shares of Common Stock the Warrants are exercisable for and the exercise price have been adjusted to reflect the subsequent Reverse Stock Split described below. The Senior Notes have an annual interest rate of 12.00%, payable up to 3.25% (at the election of the Company) as pay-in-kind interest and the remainder as cash interest.

On July 31, 2020, the Company issued to Oaktree $42.0 million aggregate principal amount of the Senior Notes and warrants (the “Oaktree Initial Warrants”) to purchase 391,995 shares of Common Stock for an aggregate purchase price of $42.0 million. In addition, on July 31, 2020, the Company issued to MassMutual $8.0 million aggregate principal amount of the Senior Notes and warrants (the “MassMutual Initial Warrants,” and, together with the Oaktree Initial Warrants, the “Initial Warrants”) to purchase 74,666 shares of the Common Stock for an aggregate purchase price of $8.0 million.

Pursuant to the Note and Warrant Purchase Agreement, at any time and from time to time prior to January 31, 2022, the Company may elect to issue to Oaktree and MassMutual up to $75 million aggregate principal amount of additional Senior Notes (the “Additional Notes”) and warrants (the “Additional Warrants” and, together with the Initial Warrants, the “Warrants”) to purchase an additional 700,000 shares of Common Stock for a purchase price equal to the principal amount of the additional Senior Notes being issued. Oaktree has a commitment to purchase 84% of the Additional Notes, or up to $63 million aggregate principal amount, and Additional Warrants exercisable for up to 587,993 shares of Common Stock for an aggregate cash purchase price of up to $63 million. MassMutual has a commitment to purchase 16% of the Additional Notes, or up to $12 million aggregate principal amount, and Additional Warrants exercisable for up to 111,999 shares of Common Stock for an aggregate cash purchase price of up to $12 million. There are no conditions to the issuance of the Additional Notes and the Additional Warrants that are in the control of the Selling Stockholders or that the Selling Stockholders can cause not to be satisfied and the Selling Stockholders will be irrevocably bound to purchase a set number of securities for a set purchase price that is not based on market price or a fluctuating ratio, either at the time of effectiveness of the registration statement of which this prospectus forms a part or at any subsequent date. Pursuant to the terms of the Note and Warrant Purchase Agreement, Oaktree has appointed one designee to be a non-voting observer of the Board.

The following table sets forth information as of April 18, 2021 with respect to the ownership of our Common Stock by the Selling Stockholders. The amounts and percentages of shares beneficially owned are reported on the basis of rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

The percentage in the table is based upon 9,398,264 shares of Common Stock being outstanding at April 6, 2021. The Selling Stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The Selling Stockholders may also offer and sell less than the number of shares indicated. The Selling Stockholders are not making any representation that any shares covered by this prospectus will or will not be offered for sale. Information about the Selling Stockholders may change over time. Except as otherwise indicated in the footnotes to the table, the beneficial owner listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock. The address for each Selling Stockholder is set forth in the footnotes to the table. The term “Selling Stockholder” as used in this prospectus includes the parties named in the table and footnotes to the table below as well as their permitted transferees, giftees, donees and pledgees.

	Common Stock
Name of Selling Stockholder	Number of Outstanding Shares Beneficially Owned Prior to the Offering		Maximum Number of Shares to be Sold Pursuant to this Prospectus(1)	Number of Outstanding Shares Beneficially Owned after the Offering(1)		Percentage of Outstanding Shares Beneficially Owned after the Offering
Oaktree Opportunities Fund Xb Holdings (Delaware), L.P.(2)	979,988	(3)	979,988	0	(3)	0	%(3)
Massachusetts Mutual Life Insurance Company.(4)	195,415		186,665	8,750		*	%

*	Less than 1%.
(1)	Assumes all shares of Common Stock issuable upon the exercise of the Warrants will be offered and sold by the Selling Stockholders.
(2)

Based on information provided by Oaktree Opportunities Fund Xb Holdings (Delaware), L.P., (the “Direct Holder”). The principal address for the Direct Holder is 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. Based upon such information, the beneficial owners of the Direct Holder (collectively, these beneficial owners and the Direct Holder are referred to as the “Oaktree Parties”) are:

•	Oaktree Fund GP, LLC, in its capacity as the general partner of the Direct Holder.

•	Oaktree Fund GP I, L.P., in its capacity as the managing member of Oaktree Fund GP, LLC.

•	Oaktree Capital I, L.P. in its capacity as the general partner of Oaktree Fund GP I, L.P.

•	OCM Holdings I, LLC, in its capacity as the general partner of Oaktree Capital I, L.P.

•	Oaktree Holdings, LLC, in its capacity as the managing member of OCM Holdings I, LLC.

•	Oaktree Capital Group, LLC, in its capacity as the managing member of Oaktree Holdings, LLC.

•	An eleven-member board of directors manages Oaktree Capital Group, LLC.

•

Oaktree Capital Group Holdings GP, LLC, in its capacity as the indirect owner of the class B units of Oaktree Capital Group, has the ability to appoint and remove certain directors of Oaktree Capital Group, LLC.

•

Brookfield Asset Management Inc., in its capacity as the indirect owner of the class A units of Oaktree Capital Group, LLC has the ability to appoint and remove certain directors of Oaktree Capital Group, LLC.

•

BAM Partners Trust, in its capacity as the sole owner of Class B Limited Voting Shares of Brookfield Asset Management Inc. has the ability to appoint and remove certain directors of Brookfield Asset Management Inc. BAM Class B Partners Inc. is the trustee of BAM Partners Trust.

Each of the Oaktree Parties expressly disclaims beneficial ownership of the Warrants and shares of Common Stock issuable upon exercise of the Warrants, except to the extent of their respective pecuniary interest therein, if any.

(3)

Reflects the number of shares of Common Stock issuable upon the exercise of the Warrants directly held by the Direct Owner. Excludes shares of Common Stock issuable upon the conversion of the 4.50% Convertible Senior Notes due 2022 (the “4.50% Notes”) issued by the Company because the Direct Owner does not directly own or control any 4.50% Notes. The conversion rate of the 4.50% Notes is currently 27.72220 shares of Common Stock per $1,000 principal amount of 4.50% Notes, subject to restrictions providing that no person may beneficially own or constructively own more than 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of the Company’s capital stock (the “Ownership Cap”). According to the Oaktree Parties, the following affiliates of the Oaktree Parties are direct holders of 4.50% Notes in the following amounts:

•	Oaktree Real Estate Debt Holdings, Ltd., in its capacity as the direct holder of $16,439,000 principal amount of 4.50% Notes.

•	Oaktree Real Estate Debt Holdings II, Ltd., in its capacity as the direct holder of $15,000,000 principal amount of 4.50% Notes.

•	Investin Pro RED Holdings, LLC,, in its capacity as the direct holder of $3,177,000 principal amount of 4.50% Notes.

•	Oaktree (Lux.) III—Oaktree Global Credit Fund, in its capacity as the direct holder of $4,217,000 principal amount of 4.50% Notes.

•	Oaktree Global Credit Holdings (Delaware), L.P., in its capacity as the direct holder of $5,766,000 principal amount of 4.50% Notes.

•

Oaktree Capital Management, L.P., in its capacity as the director of Oaktree Real Estate Debt Holdings, Ltd., Oaktree Real Estate Debt Holdings II, Ltd. and Oaktree Global Credit Fund GP Ltd., as the manager of Investin Pro RED Holdings, LLC and Oaktree (Lux.) III—Oaktree Global Credit Fund and as the duly appointed investment manager of the duly appointed investment manager of certain funds and accounts (the “Managed Entities”) that, in the aggregate, are the direct owners of $37,816,962 principal amount of 4.50% Notes.

•	Oaktree-TSE 16 Real Estate Debt, LLC, in its capacity as the direct holder of $6,156,000 principal amount of 4.50% Notes.

•	Oaktree Structured Credit Income Fund Holdings (Delaware), L.P., in its capacity as the direct holder of $2,882,000 principal amount of 4.50% Notes.

•	Oaktree GC Super Fund, L.P., in its capacity as the direct holder of $1,500,000 principal amount of 4.50% Notes.

Each of these affiliates expressly disclaims beneficial ownership of the 4.50% Notes and shares of Common Stock issuable upon conversion of the 4.50% Notes, except to the extent of their respective pecuniary interest therein, if any.

(4)

Reflects the number of shares of Common Stock issuable upon the exercise of the Warrants directly held by the Selling Stockholder. The address of the Selling Stockholder is 1295 State Street, Springfield, MA 01111.

Transactions and Relationships with Selling Stockholders

Warrants

The transactions with the Selling Stockholders related to the Note and Warrant Purchase Agreement involving the Initial Warrants and Additional Warrants are described above. Additional terms of the Warrants include the following:

Expenses: The Company must pay all expenses (“Registration Expenses”) incident to the performance of its obligations under the registration rights provisions of the Warrants, including (i) all SEC, securities exchange listing or inclusion fees, and registration and filing fees of the Financial Industry Regulatory Authority (“FINRA”), (ii) all fees and expenses incurred in connection with compliance with international, federal or state securities or blue sky laws (including, without limitation, any registration, listing and filing fees and reasonable fees and disbursements of counsel in connection with blue sky registration, qualification or exemption of any of the Warrant Shares and the preparation of a blue sky memorandum and compliance with the rules of FINRA), (iii) all expenses incurred in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing the registration statement, any prospectus, any amendments or supplements thereto, any underwriting agreements or securities sales agreements insofar as the Company is required to be a party thereto (but only with respect to the negotiation by the Company of the terms relating to it and the performance of its obligations thereunder), certificates and any other documents relating to the performance under and compliance with the terms of these Warrants, (iv) all fees and expenses incurred in connection with the listing or inclusion of any of the Warrant Shares on the New York Stock Exchange or any other securities exchange or inter-dealer automated quotation system as required by the Note and Warrant Purchase Agreement, (v) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company (including, without limitation, the expenses of any special audit and “cold comfort” letters required by or incident to such performance), and reasonable fees and disbursements of one counsel for the holder of the Warrants (a “Warrantholder”) to review the shelf registration statement to be filed to satisfy such rights if so requested by the Warrantholder holding more than 25% of the outstanding Warrants (which fees and disbursements shall be limited to $50,000 without the prior written consent of the Company), and (vi) any fees and disbursements customarily paid by issuers in issues and sales of securities (including the fees and expenses of any experts retained by the Company in connection with the registration statement). However, Registration Expenses exclude brokers’ or underwriters’ discounts and commissions and transfer taxes or transfer fees, if any, relating to the sale or disposition of shares underlying the Warrants (the “Warrant Shares”) by the Warrantholder, the fees and expenses (including legal fees) in preparing any underwriting or securities sales agreements other than as provided in clause (iii), above, and the fees and disbursements of any counsel to the Warrantholder other than as provided for in clause (v) above.

No Fractional Shares to be Issued. The Company shall not be required to issue any fractional Warrant Shares in connection with the exercise of the Warrants, and in any case where the Warrantholder would, except for the provisions of Section 1.02 of the Note and Warrant Purchase Agreement, be entitled under the terms hereof to receive a fractional Warrant Share upon the exercise of any Warrants, the Company shall, upon the exercise of such Warrants and receipt of the Exercise Price, issue that number of whole shares rounded to the nearest whole share.

Ownership Limit. The Warrants may not be exercised to the extent that the issuance of the Warrant Shares upon such exercise would result in the Warrantholder holding greater than 9.8% of the Company’s outstanding Shares of Common Stock without the prior approval of the majority of the board of directors of the Company (the “Board”) (including a majority of the Independent Directors).

Senior Secured Financing Facility

On July 31, 2020, an indirect, wholly owned subsidiary of the Company (“Holdings”), and a direct, wholly owned subsidiary of Holdings (“Borrower”), entered into a $250 million Loan and Servicing Agreement (the

“Loan Agreement”) with MassMutual, the other lenders party thereto (the “Lenders”), Wells Fargo Bank, National Association, as the administrative agent and collateral custodian, MassMutual, as facility servicer, and ACRES Capital Servicing LLC, an affiliate of ACRES, as the portfolio servicer. The asset-based revolving loan facility (the “Facility”) provided under the Loan Agreement will be used to finance the Company’s core commercial real estate lending business. The Facility has an advance rate of 55% and an interest rate of 5.75% per annum payable monthly. The Facility matures on July 31, 2027. The Company paid a commitment fee as well as other reasonable closing costs. The loans under the Facility are available for drawing during the first two years of the Facility (the “Availability Period”). During the Availability Period, an unused commitment fee of 0.50% per annum (payable monthly) on unused commitments under the Loan Agreement is payable for each day on which less than 75% of the total commitment is drawn.

Pursuant to the Loan Agreement, the Borrower’s obligations under the Loan Agreement are secured by the Borrower’s assets and Holdings’ equity interests in the Borrower, including all distributions, proceeds and profits from Holdings’ interests in the Borrower.

In connection with the Loan Agreement, the Company entered into a Guaranty (the “Guaranty”) among the Company, Exantas Real Estate Funding 2018-RS06 Investor, LLC (“RS06”), Exantas Real Estate Funding 2019-RS07 Investor, LLC (“RS07”), and Exantas Real Estate Funding 2020-RS08 Investor, LLC (“RS08”, and collectively with RS06 and RS07, the “Additional Subsidiaries”), each an indirect, wholly owned subsidiary of the Company, in favor of the secured parties under the Loan Agreement. Pursuant to the Guaranty, the Company fully guaranteed all payments and performance of Holdings and the Borrower under the Loan Agreement. Additionally, the Company and the Additional Subsidiaries made certain representations and warranties and agreed to not incur debt or liens, each subject to certain exceptions, and agreed to provide the Lenders with certain information.

The Loan Agreement contains events of default, subject to certain materiality thresholds and grace periods, customary for this type of financing arrangement, including but not limited to, bankruptcy or insolvency proceedings, a change of control of Holdings, the Borrower or the Company, breaches of covenants and/or representations and warranties, performance defaults, or a judgment in an amount greater than $5,000,000 against Holdings or the Borrower. The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding under the Loan Agreement and liquidation of the assets securing the Facility.

4.50% Convertible Senior Notes and 8.00% Convertible Senior Notes

We issued $100.0 million aggregate principal of our 8.00% Convertible Senior Notes and $143.8 million aggregate principal of our 4.50% Notes in January 2015 and August 2017, respectively (together, the “Convertible Senior Notes”). In conjunction with the issuance of our 4.50% Convertible Senior Notes, we extinguished $78.8 million aggregate principal of our 8.00% Convertible Senior Notes. In January 2020, the remaining 8.00% Convertible Senior Notes were paid off upon maturity. The amounts of 4.50% Notes held by affiliates of the Oaktree Parties and the conversion rate of the 4.50% Notes are described in footnote (3) to the Selling Stockholders table above.

The following table summarizes the Convertible Senior Notes at December 31, 2020 (dollars in thousands, except the conversion prices and amounts in the footnotes):

	Principal Outstanding	Borrowing Rate	Effective Rate(1)(2)	Conversion Rate(3)(4)	Conversion Price(4)	Maturity Date
4.50% Convertible Senior Notes	$143,750	4.50%	7.43%	27.7222	$36.06	August 15, 2022

(1)

Includes the amortization of the market discounts and deferred debt issuance costs, if any, for the 4.50% Convertible Senior Notes recorded in interest expense on the consolidated statements of operations.

(2)	During the years ended December 31, 2020 and 2019 the effective interest rate for the 4.50% Convertible Senior Notes was 7.43%.
(3)

Represents the number of shares of common stock per $1,000 principal amount of the 4.50% Convertible Senior Notes’ principal outstanding, subject to adjustment as provided in the Third Supplemental Indenture (the “4.50% Convertible Senior Notes Indenture”).

(4)

The conversion rate and conversion price of the 4.50% Convertible Senior Notes at December 31, 2020 are adjusted to reflect quarterly cash dividends in excess of a $0.30 dividend threshold, as defined in the 4.50% Convertible Senior Notes Indenture.

The 4.50% Convertible Senior Notes are convertible at the option of the holder at any time up until one business day before the maturity date and may be settled in cash, our common stock or a combination of cash and our common stock, at our election. We may not redeem the 4.50% Convertible Senior Notes prior to maturity. The closing price of our common stock was $11.97 on December 31, 2020, which did not exceed the conversion price of our 4.50% Convertible Senior Notes at December 31, 2020.

ACRES Reverse Stock Split

The Company consummated a 1-for-3 reverse stock split (the “Reverse Stock Split”) of its shares of Common Stock effective as of 5:00 PM Eastern Standard time on February 16, 2021 (the “Effective Time”). At the Effective Time, every three shares of Common Stock issued and outstanding were automatically combined into one issued and outstanding new share of Common Stock. Immediately following the Effective Time, the par value of the Common Stock was $0.001 per share.

The Reverse Stock Split affected all record holders of Common Stock uniformly and did not affect any record holder’s percentage ownership interest in the Company, except for de minimis changes as a result of the elimination of fractional shares. The Reverse Stock Split reduced the number of shares of Common Stock outstanding from approximately 29.2 million shares to approximately 9.7 million shares. Fractional shares of Common Stock were not issued as a result of the Reverse Stock Split; instead, holders of pre-split shares of Common Stock who otherwise were entitled to receive a fractional share as a result of the Reverse Stock Split received an amount in cash based on $13.02 per post-split share for such fractional interests. At the Effective Time, the conversion rate of the Company’s 4.50% Notes automatically adjusted from 83.1676 shares of Common Stock per $1,000 principal amount of such notes to 27.7222 shares of Common Stock per $1,000 principal amount of such notes.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock offered by this prospectus to permit the resale of these shares of Common Stock by the Selling Stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock offered by this prospectus. We will bear all Registration Expenses incident to our obligation to register the shares of Common Stock offered by this prospectus.

Each Selling Stockholder may sell all or a portion of the shares of Common Stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, such Selling Stockholder will be responsible for underwriting discounts or commissions or agent’s commissions.

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock on the New York Stock Exchange or any other stock exchange, market or trading facility on which our shares of Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of their shares of Common Stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	agented transactions;

•	sales directly into the market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases or sales by brokers;

•	stock loan or stock pledge transactions;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	underwritten transactions, including, without limitation, firm-commitment or best efforts underwritten public offerings;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	derivative transactions;

•	broker-dealers may agree with a Selling Stockholder to sell a specified number of such shares at a stipulated price;

•	distribution to members, limited partners or stockholders of the Selling Stockholders;

•	transfers among funds affiliated with any of the Selling Stockholders or other affiliates of the Selling Stockholders;

•	“at the market” or through market makers or into an existing market for the shares of Common Stock;

•	sales not involving a public offering;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If a Selling Stockholder effects such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from such Selling Stockholder or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, a Selling Stockholder may enter into hedging transactions with broker-dealers, which may, in turn, engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. A Selling Stockholder may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. A Selling Stockholder may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

A Selling Stockholder may pledge or grant a security interest in some or all of the shares of Common Stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. A Selling Stockholder also may transfer and donate the shares of Common Stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act. Under the securities laws of some states, the shares of Common Stock offered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any shares of Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all Registration Expenses incurred in connection with the registration of the shares of Common Stock offered by this prospectus. See “Selling Stockholders-Expenses” above. As described above, all selling expenses relating to the shares of Common Stock registered pursuant to this prospectus will be borne and paid by the Selling Stockholders.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF COMMON STOCK

The following is a summary description of our common stock. Copies of our charter and bylaws are available upon request. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 125,000,000 shares of common stock and 100,000,000 shares of preferred stock, both having par value $0.001 per share. As of April 20, 2021 we had 9,338,853 shares of common stock outstanding and 4,800,000 shares of our 8.625% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock outstanding. Under Maryland law, our stockholders are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, distributions and voting and, when issued and paid for, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, appraisal, preferential exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock will be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock and except as may be specified otherwise in the terms of any class or series of our common stock, each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors. In an uncontested election, each director will be elected by the affirmative vote of a majority of votes cast with respect to the election of that candidate.

Power to Reclassify Unissued Shares of Our Capital Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Before issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of our stock or any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the second half of any calendar year.

Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our charter provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. Our board may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT.

Our charter also prohibits any person from:

•

beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; or

•	transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock that are transferred to a trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our qualification as a REIT.

Any attempted transfer of our stock that, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) before the date of the transfer.

If, for any reason, the transfer to a trust does not occur, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in a trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in a trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of stock held in a trust. The trustee of the trust will have all voting rights and rights to distributions with respect to shares held in a trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary.

Any distribution paid before our discovery that shares of stock have been transferred to a trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee before our discovery that the shares have been transferred to a trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to a trust, the trustee will sell the shares to a person designated by the trustee whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of:

•

the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in a trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust; and

•	the price received by the trustee from the sale or other disposition of the shares.

Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, before our discovery that shares of our stock have been transferred to a trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of such trust and, to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess must be paid to the trustee upon demand.

In addition, shares of our stock held in a trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift); and

•	the market price on the date we, or our designee, accept the offer.

We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee. All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, in value or number, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner must provide us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner must, upon demand, provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or might otherwise be in the best interests of our stockholders.

Registration Rights

In addition to the registration rights granted to the Selling Stockholders described in this prospectus, in connection with the ACRES acquisition, we granted the Manager and its permitted transferees both piggyback registration rights and the right to demand that we register shares of common stock issued to the Manager as incentive compensation under our management agreement. As of the date of this prospectus, the Manager has not received any shares as incentive compensation under our management agreement.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following summarizes material provisions of Maryland law and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The Maryland General Corporation Law, or MGCL, and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. We expect that these provisions may discourage certain coercive takeover practices and inadequate takeover bids and may encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than two nor more than 15. Our bylaws currently provide that any vacancy may be filled by a majority of the remaining directors, except a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualifies.

Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the MGCL, the holders of shares of common stock of a Maryland corporation can take action only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter of such corporation provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by the board of directors; or

•

by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting of stockholders at which directors are to be elected may be made only:

•	pursuant to our notice of the meeting;

•	by the board of directors; or

•

provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of charter amendments (not including certain amendments relating to director removal, classification of preferred stock and transfer and ownership limitations, which still require the statutory two-thirds vote referred to above) and extraordinary transactions, which have been first declared advisable by our board of directors, by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our bylaws provide that the bylaws may be altered, amended or repealed, in whole or in part, and new Bylaws may be adopted by the board as well as by the stockholders, without the approval of the board, by the affirmative vote of a majority of the votes entitled to be cast on the matter by stockholders entitled to vote.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights, unless the board of directors determines that such rights will apply.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers of the corporation or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter.

Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, but does not include the acquisition of shares (i) under the laws of descent and distribution, (ii) under the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this subtitle or (iii) pursuant to a merger, consolidation or share exchange effected under Subtitle 1 of the Control Share Acquisition Act if the corporation is a party to the merger, consolidation or share exchange.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, excluding shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds stockholder vote for the removal of any director from the board, as well as require such removal be for cause (as defined in our charter), (b) unless called by our chairman of the board, our president, our chief executive officer or the board, require the request of holders of a majority of outstanding shares to call a special meeting and (c) vest in the board the exclusive power to fix the number of directorships. Our bylaws currently provide that any vacancy may be filled by a majority of the remaining directors, except a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualified. However, our board of directors may elect by resolution to be subject to any or all provisions, in whole or in part, of Subtitle 8 that are not yet already applicable to us so long as we have at least three directors who, at the time of any such election, are not officers or employees of the company, are not acquiring persons, are not directors, officers, affiliates or associates of an acquiring person and were not nominated or designated as directors by an acquiring person.

TAX CONSIDERATIONS

For a summary of the material federal income tax considerations that a stockholder may consider relevant, see Exhibit 99.6 to our 2020 Form 10-K, which is incorporated by reference into this prospectus.

LEGAL MATTERS

The legality of the securities has been passed upon for us by McDermott Will & Emery LLP. In addition, certain legal matters will be passed upon for us by Ledgewood, a professional corporation. The description of the federal income tax consequences appearing in and incorporated by reference in this prospectus supplement and in the accompanying prospectus is based on the opinion of Ledgewood.

EXPERTS

The financial statements, schedules and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

ACRES COMMERCIAL REALTY CORP.

1,166,653 Shares of Common Stock

PRELIMINARY PROSPECTUS

                , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered, all of which are being borne by the registrant.

Amount to be Paid
Securities and Exchange Commission registration fee	1,903
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Listing fees		*
Miscellaneous		*

Total	$1,903	*

*

Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with an offering of securities under this registration statement on Form S-3. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity, or in the defense of an issue, claim or matter in any such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•

the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even if the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

ITEM 16. EXHIBITS

The following exhibits are filed as part of, or incorporated by reference into, this Registration Statement on Form S-3:

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated June 6, 2017, by and among Stearns Lending, LLC, Primary Capital Mortgage, LLC, and Resource Capital Corp.(13)

2.2	Mortgage Loan Sale and Purchase Agreement, dated May 29, 2019, by and between RCC Real Estate, Inc. and C-III Commercial Mortgage LLC.(16)

3.1(a)	Amended and Restated Articles of Incorporation of Resource Capital Corp.(1)

3.1(b)	Articles of Amendment to Restated Certificate of Incorporation of Resource Capital Corp.(12)

3.1(c)	Articles Supplementary 8.50% Series A Cumulative Redeemable Preferred Stock.(7)

3.1(d)	Articles Supplementary 8.50% Series A Cumulative Redeemable Preferred Stock.(8)

3.1(e)	Articles Supplementary 8.25% Series B Cumulative Redeemable Preferred Stock.(9)

3.1(f)	Articles Supplementary 8.50% Series A Cumulative Redeemable Preferred Stock.(11)

3.1(g)	Articles Supplementary 8.625% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock.(5)

3.1(h)	Articles of Amendment, effective May 25, 2018.(15)

3.1(i)	Articles of Amendment, effective February 16, 2021.(17)

3.2	Fourth Amended and Restated Bylaws of ACRES Commercial Realty Corp.(17)

4.1(a)	Form of Certificate for Common Stock for Resource Capital Corp.(1)

4.1(b)	Form of Certificate for 8.50% Series A Cumulative Redeemable Preferred Stock.(6)

4.1(c)	Form of Certificate for 8.25% Series B Cumulative Redeemable Preferred Stock.(9)

4.1(d)	Form of Certificate for 8.625% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock.(5)

4.2(a)	Junior Subordinated Indenture between Resource Capital Corp. and Wells Fargo Bank, N.A., dated May 25, 2006.(2)

4.2(b)	Amendment to Junior Subordinated Indenture and Junior Subordinated Note due 2036 between Resource Capital Corp. and Wells Fargo Bank, N.A., dated October 26, 2009 and effective September 30, 2009.(4)

4.3(a)	Amended and Restated Trust Agreement among Resource Capital Corp., Wells Fargo Bank, N.A., Wells Fargo Delaware Trust Company and the Administrative Trustees named therein, dated May 25, 2006.(2)

4.3(b)	Amendment to Amended and Restated Trust Agreement and Preferred Securities Certificate among Resource Capital Corp., Wells Fargo Bank, N.A. and the Administrative Trustees named therein, dated October 26, 2009 and effective September 30, 2009.(4)

4.4	Junior Subordinated Note due 2036 in the principal amount of $25,774,000, dated October 26, 2009.(4)

4.5(a)	Junior Subordinated Indenture between Resource Capital Corp. and Wells Fargo Bank, N.A., dated September 29, 2006.(3)

4.5(b)	Amendment to Junior Subordinated Indenture and Junior Subordinated Note due 2036 between Resource Capital Corp. and Wells Fargo Bank, N.A., dated October 26, 2009 and effective September 30, 2009.(4)

4.6(a)	Amended and Restated Trust Agreement among Resource Capital Corp., Wells Fargo Bank, N.A., Wells Fargo Delaware Trust Company and the Administrative Trustees named therein, dated September 29, 2006.(3)

4.6(b)	Amendment to Amended and Restated Trust Agreement and Preferred Securities Certificate among Resource Capital Corp., Wells Fargo Bank, N.A. and the Administrative Trustees named therein, dated October 26, 2009 and effective September 30, 2009.(4)

4.7	Amended Junior Subordinated Note due 2036 in the principal amount of $25,774,000, dated October 26, 2009.(4)

4.8(a)	Second Supplemental Indenture, dated January 13, 2015, between Resource Capital Corp. and Wells Fargo Bank, National Association, as Trustee (including the form of 8.00% Convertible Senior Notes due 2020).(10)

4.8(b)	Form of 8.00% Convertible Senior Notes due 2020 (included in Exhibit 4.8(a)).

4.8(c)	Third Supplemental Indenture, dated August 16, 2017, between Resource Capital Corp. and Wells Fargo Bank, National Association, as Trustee (including the form of 4.50% Convertible Senior Notes due 2022).(14)

4.8(d)	Form of 4.50% Convertible Senior Notes due 2022 (included in Exhibit 4.8(c)).

4.9	Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934.(18)

5.1	Opinion of McDermott Will & Emery LLP as to legality of the securities being registered.

8.1	Opinion of Ledgewood PC as to certain U.S. federal income tax matters.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1).

23.3	Consent of Ledgewood PC (included in Exhibit 8.1).

24.1	Powers of Attorney (included on signature page).

99.1	Federal Income Tax Consequences of our Qualification as a REIT.(18)

(1)	Filed previously as an exhibit to the Company’s Registration Statement on Form S-11, Registration No. 333-126517.
(2)	Filed previously as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.
(3)	Filed previously as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
(4)	Filed previously as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.
(5)	Filed previously as an exhibit to the Company’s Registration Statement on Form 8-A filed on June 9, 2014.
(6)	Filed previously as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 18, 2013.
(7)	Filed previously as an exhibit to the Company’s registration statement on Form 8-A filed on June 8, 2012.
(8)	Filed previously as an exhibit to the Company’s Current Report on Form 8-K filed on June 29, 2012.
(9)	Filed previously as an exhibit to the Company’s Registration Statement on Form 8-A filed on September 28, 2012.
(10)	Filed previously as an exhibit to the Company’s Current Report on Form 8-K filed on January 13, 2015.
(11)	Filed previously as an exhibit to the Company Current Report on Form 8-K filed on November 20, 2012.
(12)	Filed previously as an exhibit to the Company’s Current Report on Form 8-K filed on September 1, 2015.
(13)	Filed previously as an exhibit to the Company’s Current Report on Form 8-K filed on June 8, 2017.
(14)	Filed previously as an exhibit to the Company’s Current Report on Form 8-K filed on August 16, 2017.
(15)	Filed previously as an exhibit to the Company’s Current Report on Form 8-K filed on May 25, 2018.
(16)	Filed previously as an exhibit to the Company’s Current Report on Form 8-K filed on May 30, 2019.
(17)	Filed previously as an exhibit to the Company’s Current Report on Form 8-K filed on February 18, 2021.
(18)	Filed previously as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by such registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, such registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westbury, State of New York on April 26, 2021.

ACRES COMMERCIAL REALTY CORP.

By:	/s/ Mark Fogel
Mark Fogel President & Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark Fogel, Jaclyn Jesberger and Julie Wilson, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

/s/ Andrew Fentress ANDREW FENTRESS	Chairman of the Board	April 26, 2021

/s/ Mark Fogel MARK FOGEL	President, Chief Executive Officer & Director (Principal Executive Officer)	April 26, 2021

/s/ Thomas Elliott THOMAS ELLIOTT	Director	April 26, 2021

/s/ William B. Hart WILLIAM B. HART	Director	April 26, 2021

/s/ Gary Ickowicz GARY ICKOWICZ	Director	April 26, 2021

/s/ Steven J. Kessler STEVEN J. KESSLER	Director	April 26, 2021

/s/ Murray S. Levin MURRAY S. LEVIN	Director	April 26, 2021

/s/ P. Sherrill Neff P. SHERRILL NEFF	Director	April 26, 2021

/s/ David J. Bryant DAVID J. BRYANT	Senior Vice President Chief Financial Officer and Treasurer (Principal Financial Officer)	April 26, 2021

/s/ Eldron C. Blackwell ELDRON C. BLACKWELL	Vice President Chief Accounting Officer (Principal Accounting Officer)	April 26, 2021